Exhibit 10.2

AMENDMENT NO. 2 TO
INDUSTRIAL COLLABORATION AGREEMENT

               This amendment number two (“Amendment”) to the industrial collaboration agreement is made the 1st day of August, 2003 by and among INTERNATIONAL AIDS VACCINE INITIATIVE, INC., a Delaware not-for-profit corporation with its principal offices at 110 William Street, 27th Floor, New York, New York 10038 (hereinafter referred to as “IAVI”), CHILDREN’S RESEARCH INSTITUTE, a not-for-profit corporation with its principal offices at 700 Children’s Drive, Columbus, Ohio 43205 (hereinafter referred to as “Children’s”), and TARGETED GENETICS CORPORATION, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (hereinafter referred to as “TGC”).

               WHEREAS, IAVI, Children’s and TGC entered into an Industrial Collaboration Agreement dated as of February 1, 2000, which was amended March 14, 2003 (collectively the “Agreement”); and

               WHEREAS, the parties desire to amend the Agreement to address IAVI’s desire to secure the right to commercialize program vaccines throughout the Developing Countries [*], in accordance with the terms and conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the foregoing premises and those funding obligations of IAVI in the Agreement, the parties hereto agree as follows:

               1.      Unless otherwise provided herein, all defined terms utilized in this Amendment shall have the same meanings as set forth in the Agreement.

               2.      Section 5B is hereby added between Section 5A and 6 in the Agreement as follows:

LICENSE. Subject to the terms of this Agreement, including the restrictions contained in the third sentence of this Section and the rights of TGC and Children’s provided for herein, TGC hereby grants to IAVI a [*] license and for so long as a [*] is maintained by or on behalf of IAVI, to all [*] and which is utilized at the time of [*] of the Program Vaccine that has been utilized or developed with funding [*], including but not limited to [*]. IAVI shall convey to Children’s the rights previously conveyed to Children’s in the foregoing by TGC under the Agreement. IAVI shall have no right to operate pursuant to this Section 5B unless [*] or unless IAVI terminates the Agreement pursuant to Section 6(e)(ii) or Section 6(f)(i). IAVI agrees that TGC and Children’s hereby retains (i) the right to require that IAVI grant sublicenses to the rights licensed in [*], such terms to be negotiated between IAVI and such sublicensee; and (ii) all other rights not granted under this Agreement.

For purposes of clarity, IAVI’s right to: (a) sublicense under Sections 5A and 5B is limited to [*]; and (b) sell Program Vaccines solely to the Developing Countries does not preclude IAVI from [*].

[*] Confidential material redacted and separately filed with the Commission.

               3.      Section 10(b)(ii) of the Agreement is hereby amended and replaced with the following:

(b)(ii) Children’s shall retain all of its rights and properties (whether as title holder, licensee or sublicensee) in and to the Background Technology of Children’s (inclusive of its title in the Licensed Children’s Rights, subject to the applicable licenses granted thereon). Children’s hereby grants to TGC and its Affiliates an [*] right and license, [*] Program Vaccines under the Background Technology of Children’s [*], whether [*], and specifically including without limitation within the scope of and in support of all grants (contingent or otherwise) by TGC to IAVI hereunder and of any activities by or for TGC or its licensees or contractors as described in clauses (i) and (ii) of Section 11(e) or in Section 11(i). To the extent any such Background Technology of Children’s is part of the Licensed Children’s Rights, such license under this clause shall be [*] as provided in those existing license and sublicense agreements. Otherwise, such license to TGC hereunder shall be [*]. To the extent the sale of any Program Vaccine would for any reason generate a royalty obligation owed by TGC to Children’s licensee under the agreements relating to the Licensed Children’s Rights, such sale shall not, notwithstanding any other provision hereof, [*]. Further, IAVI agrees to pay any [*]. TGC and Children’s shall disclose to IAVI in advance any agreements which may result in a need for IAVI to [*], at which time IAVI shall have the option to accept such obligation or decline such right. Where Children’s believes that [*] for purposes of such license, it shall promptly so inform TGC and IAVI and the parties will consult as to the proper course of action under the circumstances, it being agreed that Children’s will not [*] where IAVI and/or TGC bears all [*] of such efforts and such removal. Notwithstanding anything in the foregoing to the contrary, nothing herein shall be construed as a [*].

               4.      Section 11(g) of the Agreement is hereby amended and replaced with the following:

(g) Neither Children’s nor TGC grants, or shall grant, to IAVI any implied licenses or other rights to use any other rights, know-how, or technologies (whether or not available to Children’s or TGC) other than the Program Inventions and the Background Technology as stated in this Agreement, nor in any way for sale or distribution outside of the Developing Countries or to the extent not conceived or reduced to practice solely during and within the scope of IAVI’s funding under the Research and Development Program.

               5.      The definition of Commercially Reasonable Program in Section 11(d)(iii)(C) is hereby amended by deleting the preamble of the definition “as used in this clause (iii).”

               6.      Section 11(i) of the Agreement is hereby amended and replaced with the following:

If IAVI operates pursuant to the license granted in Section 5B or otherwise develops in whole or in material part a Program Vaccine under the Research and Development

[*] Confidential material redacted and separately filed with the Commission.

Program, then IAVI shall pay a [*] royalty on sales [*] in the Developing Countries to TGC to be negotiated by the parties prior to the first commercial sale by IAVI or any of its sublicensees of a Program Vaccine ([*]) and continuing until the last to expire of the respective patent rights licensed hereunder claiming a Program Vaccine.

TGC agrees that is shall pay to IAVI an aggregate royalty of [*] of the Net Sales by TGC of any Program Vaccine to other than the Public Sector which falls under an issued patent on a Program Invention in the country in which the Program Vaccine is manufactured or sold. TGC agrees that it shall pay to IAVI an aggregate royalty of [*] of the Net Sales by TGC of any Program Vaccine to [*], when such Program Vaccine does not fall under the preceding sentence, but was nonetheless developed in whole or in material part under the Research and Development Program and is sold prior to the tenth anniversary of the first approval for commercial sale of such Program Vaccine pursuant to a Marketing Approval Application in that jurisdiction.

Pursuant to Section 5B(i), TGC shall have no obligation to pay IAVI any remuneration, royalty or otherwise, on [*] of any Program Vaccine [*] since such sublicensees will not be licensed by TGC for [*]. TGC agrees that is shall pay to IAVI an aggregate royalty of [*] of the Net Sales by TGC’s sublicensees of a Program Vaccine to [*] which falls under an issued patent on a Program Invention in the country in which the Program Vaccine is manufactured or sold. TGC agrees that it shall pay to IAVI an aggregate royalty of [*] of the Net Sales by [*] of any Program Vaccine to [*], when such Program Vaccine does not fall under the preceding sentence, but was nonetheless [*] and is sold prior to the tenth anniversary of the first approval for commercial sale of such Program Vaccine pursuant to a Marketing Approval Application in that jurisdiction.

               7.      Section 12 of the Agreement is hereby amended to include a new Section (c) as follows:

(c) IAVI agrees to indemnify and hold TGC, Children’s and their respective affiliates, officers, directors, employees, agents, licensees and sublicensees (collectively, the “Indemnitees” under this subsection) harmless from and against any and all losses, claims, demands, suits, damages, liabilities and related costs and expenses (including reasonable attorneys’ fees) incurred by or asserted against any Indemnitee which may arise [*] in connection with this Agreement unless such losses, claims, demands, suits, damages, liabilities and related costs and expenses (including reasonable attorneys’ fees) shall be due to [*] of any Indemnitee.

               8.      Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect. No oral promise, covenant or representation of any character or nature has been made to induce any party to enter into this Amendment. No provision of this Amendment may be modified or amended except expressly in a writing signed by all parties nor shall any term be waived except expressly in a writing signed by the party charged therewith. This Amendment shall be governed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

[*] Confidential material redacted and separately filed with the Commission.

               9.      This Agreement may be executed in two or more counterparts, each which shall be deemed an original but all of which taken together constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have signed this Amendment on the day and year first above written.

INTERNATIONAL AIDS VACCINE INITIATIVE, INC.

By:	/s/ Seth Berkley Seth Berkley, M.D. President and CEO

TARGETED GENETICS CORPORATION

By:	/s/ H. Stewart Parker Name: H. Stewart Parker Title: President and Chief Executive Officer

CHILDREN’S RESEARCH INSTITUTE

By:	/s/ Daniel Mann Name: Daniel Mann Title: Vice President

Acknowledged with respect to
the Research and Development Program

By: [*]
[*]

[*] Confidential material redacted and separately filed with the Commission.